Exhibit 22
List of Subsidiary Guarantors of Registered Securities of Huntington Ingalls Industries, Inc.

The following subsidiaries of Huntington Ingalls Industries, Inc. (the “Issuer”) guarantee $600 million aggregate principal amount of the Issuer’s registered senior notes due December 2027, $500 million aggregate principal amount of the Issuer’s registered senior notes due May 2030, $600 million aggregate principal amount of the Issuer’s registered senior notes due August 2028, $500 million aggregate principal amount of the Issuer’s registered senior notes due January 2030, and $500 million aggregate principal amount of the Issuer’s registered senior notes due January 2035:

HUNTINGTON INGALLS INDUSTRIES ENERGY AND ENVIRONMENTAL SERVICES, INC.
HII NUCLEAR INC.
NEWPORT NEWS NUCLEAR INC.
HUNTINGTON INGALLS UNMANNED MARITIME SYSTEMS, INC.
HUNTINGTON INGALLS INCORPORATED
FLEET SERVICES HOLDING CORP.
HII SERVICES CORPORATION
HII TECHNICAL SOLUTIONS CORPORATION
HII TSD HOLDING COMPANY
HII UNMANNED SYSTEMS, INC.
HII MISSION TECHNOLOGIES CORP.
ENLIGHTEN IT CONSULTING LLC